Exhibit 99.1
News Release

Tesco Corporation Reports Second Quarter 2016 Results

•	Cash increased by $44 million during the quarter from $47 million of proceeds from an issuance of shares, ending at $97 million with no debt

•	Reported U.S. GAAP diluted EPS was a loss of $(0.47) on a net loss of $(18.9) million and adjusted EPS was a loss of $(0.39) on an adjusted net loss of $(15.8) million, after $0.08 in charges

•	Adjusted EBITDA was $(7.5) million for the second quarter, up from $(7.7) million for the first quarter, despite a sequential decline in revenue of 5%.

HOUSTON, August 9, 2016 -- Tesco Corporation ("TESCO" or the "Company") (NASDAQ: TESO) today reported second quarter 2016 financial and operating results.

Second Quarter Operating Results

Fernando Assing, Tesco's Chief Executive Officer, commented, "With liquidity of approximately $97 million at the end of the quarter and no debt, we are in a strong position to take advantage of opportunities to start growing our business even though the timing of a market recovery remains uncertain. In this quarter, our restructuring actions drove improved results despite a sequential decline in sales. As additional restructuring opportunities become more limited, we are putting increased focus on bringing our new technologies to market as well as other options to add scale and critical mass."

“To fund these strategic initiatives and be prepared for the market recovery, we successfully raised $47 million through a secondary offering this quarter. We must make the investments to continue to adapt our business and commercial models to create a more sustainable and competitive company."

Tesco reported revenue of $33.6 million for the second quarter ended June 30, 2016, down from $35.5 million, or 5%, in the first quarter of 2016, and down from $74.5 million, or 55%, for the second quarter of 2015. The sequential decline in revenue was primarily from lower tubular service activity in U.S. land and offshore markets, partially offset by higher sales of new products.

Tesco reported a U.S. GAAP net loss of $(18.9) million, or $(0.47) per diluted share, for the second quarter ended June 30, 2016. Our adjusted net loss for the quarter was $(15.8) million, or $(0.39) per diluted share, excluding special items, consisting primarily of several charges related to restructuring costs. This compares to a U.S. GAAP net loss of $(56.8) million, or $(1.45) per diluted share, in the first quarter of 2016, and a U.S. GAAP net loss of $(27.5) million, or $(0.71) per diluted share, for the second quarter of 2015. Adjusted net loss in the first quarter of 2016 was $(17.9) million, or $(0.46) per diluted share, and in the second quarter of 2015 was $(8.0) million, or $(0.21) per diluted share.

Adjusted EBITDA was $(7.5) million for the second quarter ended June 30, 2016 compared to adjusted EBITDA of $(7.7) million in the first quarter of 2016 on nearly 5% revenue decline, reflecting the benefits of restructuring in the last several quarters. Additional restructuring was completed in the second quarter, with further initiatives expected in the second half of the year. For the second quarter ended June 30, 2016, U.S. GAAP operating loss was $(19.2) million and adjusted operating loss was $(16.0) million, which excludes the impact of $3.2 million of charges. This is an improvement over the first quarter 2016 U.S. GAAP operating loss of $(54.8) million and adjusted operating loss of $(17.2) million, which excludes $37.6 million of charges.

Cash and cash equivalents as of June 30, 2016 increased from the first quarter by $43.6 million to $97.5 million, primarily due to the June 2016 secondary public equity offering of 7.0 million shares that generated proceeds of $46.7 million, net of underwriting discounts, commissions and issuance costs. In July 2016, our underwriter partially exercised its over-allotment option to purchase an additional 130,752 common shares that generated nearly $1 million in additional proceeds. The offering proceeds provide Tesco optionality to address working capital and capital spending needs in a potential market recovery while also funding strategic initiatives to gain market share through technology offerings and possibly through acquisitions.

From an operational perspective, free cash flow was near break-even before approximately $3 million of restructuring payments. Accounts receivable declined by over $9 million through continued collection efforts. Inventory declined by approximately $5 million, from product sales and improved supply chain management. In addition, cash was consumed for capital expenditures of $1.1 million offset by $1.5 million of proceeds from the sale of used equipment.

While negotiations continue on a new, smaller ABL-facility, Tesco’s prior facility, which had no borrowing capacity, was cancelled today to reduce banking fees. In the interim, letters of credit of approximately $2 million have been cash-collateralized.

Products Segment

•	Revenue for Q2 2016 was $20.6 million, a $4 million, or 24%, increase from Q1 2016 and a $20.9 million, or 50%, decrease from Q2 2015.

•
Product sales for Q2 2016 included 8 top drive units (5 new and 3 used), compared to 6 units (3 new and 3 used) sold in Q1 2016 and 11 units (10 new and 1 used) sold in Q2 2015. In addition, Q2 2016 sales included the planned offshore pipe handling system but the offshore catwalk sale was delayed to Q3 2016.

•	There were 118 top drives in our rental fleet at the end of the second quarter with a utilization of 15%, down from 121 units at the end of the first quarter of 2016.

•
U.S. GAAP operating loss before adjustments in the Products segment for Q2 2016 was $(2.7) million, or (13)% of sales, a $36.5 million, or 93%, increase from Q1 2016 and $0.1 million, or 4% increase from Q2 2015. Second quarter operating loss and operating margin after adjustments were $2.4 million and 12%, respectively, with sequential incremental margins of 40%. This improvement in profitability is primarily related to the impact of higher new product sales and cost reduction initiatives.

•
At June 30, 2016, top drive backlog was 9 units, with a total potential value of $8.5 million, compared to 10 units at March 31, 2016, with a potential value of $9.5 million. This compares to a backlog of 20 units at June 30, 2015, with a potential value of $20.0 million. Today, our top drive backlog stands at 9 units with a potential value of $8.5 million.

Tubular Services Segment

•
Revenue for Q2 2016 was $13.0 million, a $5.9 million, or 31%, decrease from Q1 2016 and a $20.0 million, or 61%, decrease from Q2 2015. This sequential decline was driven primarily by expected lower activity in U.S. land and offshore markets.

•
U.S. GAAP operating loss before adjustments in the Tubular Services segment for Q2 2016 was $(9.3) million, a $3.3 million decrease from Q1 2016 and a $6.5 million decrease from Q2 2015. Second quarter operating loss after adjustments was $6.6 million. The sequential adjusted decremental margin was 17%, reflecting the benefit of cost reduction initiatives mitigating the impact of lower volumes.

Other Segments and Expenses

•
Research and engineering U.S. GAAP costs for Q2 2016 were $1.4 million, compared to $1.6 million in Q1 2016 and $2.1 million in Q2 2015. On an adjusted basis, Q2 2016 costs were $1.3 million. We continue to invest in the development, commercialization, and enhancement of our proprietary technologies.

•
Corporate and other U.S. GAAP costs for Q2 2016 were $5.8 million, a $2.2 million, or 28%, decrease from Q1 2016 and a $0.2 million, or 3%, decrease from Q2 2015. On an adjusted basis, the Q2 2016 costs decreased by $0.2 million from Q1 2016 and Q2 2015, respectively.

•	Net foreign exchange losses for Q2 2016 were $0.0 million, compared to $1.2 million in Q1 2016 and $1.4 million in Q2 2015.

•	The effective tax rate for Q2 2016 was a 1% benefit compared to a (1)% expense in Q1 2016 and a (79)% expense in Q2 2015.

•	Total capital expenditures were $1.1 million in Q2 2016, primarily for tubular services equipment, a $0.3 million, or 38%, increase from Q1 2016 and a $1.8 million, or 62%, decrease from Q2 2015.

Outlook

Our markets continue to be challenging as recent rig count increases in the U.S. are offset by declines in some international markets, particularly in Mexico and Argentina, and the short-lived oil price rally has retreated. We do not expect any pricing improvement in the near-term given the excess service capacity in the market.

Bookings in the second quarter were impacted by lower international rig counts and lower commodity prices earlier this year. As a result, we expect to ship only 1-2 top drives in addition to the offshore catwalk that was delayed from last quarter. Product rentals and AMSS results are expected to be relatively flat to slightly down sequentially. Products adjusted operating profit is expected to decrease over the second quarter primarily due to the effect of lower product sales with a less profitable mix.

Tubular Services revenue is expected to be flat sequentially as increased volumes in U.S. land are offset by lower international activity. Adjusted operating profit also is also expected to be flat sequentially.

Sequential Corporate and R&E expenses are expected to decrease slightly in the third quarter. Depreciation expense in the third quarter should remain flat sequentially.

As a result of these factors, adjusted EBITDA loss is expected to decline sequentially in the third quarter. We also expect cash to decline as working capital reductions slow and capital spending levels increase slightly over first half levels.

"As we complete restructuring actions, we will begin to shift to initiatives and investments to add volume and improve our operating efficiencies. These initiatives are aligned with our long-term strategy and will focus on service offering integration and drilling performance. Investments that offer performance and cost advantages can still be attractive even in today’s challenging markets.”

“Within Products, we will be focused on new pipe-handling technologies for both newbuilds and rig upgrades and the commercialization of our first generation rig-control software that provides advanced drilling functionalities through the top drive, including stick-slip mitigation and drill string oscillation. We will continue developing additional features for this software as well as after-market upgrade kits for existing TESCO and third-party equipment. We have seen progress in these initiatives with the recent signing of our first commercial Automated Rig Control ("ARC") contracts, which have demonstrated meaningful ROP improvement, longer bit life, improved tool face control and higher top drive operating performance. We also shipped our first offshore pipe handling system in the second quarter.”

“Tubular Services is focused on converting land customers to the automated Evolution offering, which reduces the number of people and equipment on the rig floor, and in gaining offshore market share through impeccable QHSE, innovative business models and tool designs. At the close of the second quarter we were pleased with the pace of Evolution conversion in our targeted U.S. markets and the pipeline of opportunities developed for execution over the coming quarters.”

“Finally, we are also pushing the same drive for automation and efficiency through our internal business processes to reduce the need to rehire indirect personnel as the market recovers. These measures will transform TESCO in to a leaner, more efficient company that will generate greater operating leverage in the recovery.”

“Looking ahead, we see signs that our markets are beginning to stabilize, but it is still premature to believe the market has bottomed. It is likely our markets will remain challenged until excess capacity is reduced and pricing support returns. As a result, we continue to plan for a lower for longer market environment while we begin to make investments to gain scale and leverage the subsequent recovery." Mr. Assing concluded.

Conference Call

The Company will conduct a conference call to discuss its results for the second quarter 2016 on August 9 at 9:00 a.m. Central Time. To participate in the conference call, dial 1-877-407-0672 inside the U.S. or 1-412-902-0003 outside the U.S. approximately 10 minutes prior to the scheduled start time. The conference call and all questions and answers will be recorded and made available until August 23. To listen to the replay, call 1-877-660-6853 inside the U.S. or 1-201-612-7415 outside the U.S. and enter conference ID 13641567#.

The conference call will be webcast live as well as by replay at the Company's web site, www.tescocorp.com. Listeners may access the call through the "Conference Calls" link in the Investors section of the site.

TESCO Corporation is a global leader in the design, manufacture and service of technology based solutions for the upstream energy industry. The Company's strategy is to change the way people drill wells by delivering safer and more efficient solutions that add real value by reducing the costs of drilling for and producing oil and natural gas. TESCO® is a registered trademark in the United States, Canada and the European Union. Casing Drive System™, CDS™ is a trademark in the United States and Canada.

For further information please contact:
Chris Boone (713) 359-7000
Tesco Corporation

Caution Regarding Forward-Looking Information and Risk Factors

This news release contains forward-looking statements within the meaning of Canadian and United States securities laws, including the United States Private Securities Litigation Reform Act of 1995. From time to time, our public filings, press releases and other communications (such as conference calls and presentations) will contain forward-looking statements. Forward-looking information is often, but not always identified by the use of words such as "anticipate," "believe," "expect," "plan," "intend," "forecast," "target," "project," "may," "will," "should," "could," "estimate," "predict" or similar words suggesting future outcomes or language suggesting an outlook. Forward-looking statements in this press release include, but are not limited to, statements with respect to expectations of our prospects, future revenue, earnings, activities and technical results.

Forward-looking statements and information are based on current beliefs as well as assumptions made by, and information currently available to, us concerning anticipated financial performance, business prospects, strategies and regulatory developments. Although management considers these assumptions to be reasonable based on information currently available to it, they may prove to be incorrect. The forward-looking statements in this news release are made as of the date it was issued and we do not undertake any obligation to update publicly or to revise any of the included forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

By their very nature, forward-looking statements involve inherent risks and uncertainties, both general and specific, and risks that outcomes implied by forward-looking statements will not be achieved. We caution readers not to place undue reliance on these statements as a number of important factors could cause the actual results to differ materially from the beliefs, plans, objectives, expectations and anticipations, estimates and intentions expressed in such forward-looking statements.

These risks and uncertainties include, but are not limited to, the impact of: levels and volatility of oil and gas prices; cyclical nature of the energy industry and credit risks of our customers; fluctuations of our revenue and earnings; operating hazards inherent in our operations; changes in governmental regulations, including those related to the climate and hydraulic fracturing; consolidation or loss of our customers; the highly competitive nature of our business; technological advancements and trends in our industry, and improvements in our competitors’ products; global economic and political environment, and financial markets; terrorist attacks, natural disasters and pandemic diseases; our presence in international markets, including political or economic instability, currency restrictions and trade and economic sanctions; cybersecurity incidents; protecting and enforcing our intellectual property rights; changes in, or our failure to comply with, environmental regulations; restrictions under our credit facility that that may limit our ability to finance future operations or capital needs and could accelerate our debt payments; failure of our manufactured products and claims under our product warranties; availability of raw materials, component parts and finished products to produce our products, and our ability deliver the products we manufacture in a timely manner; retention and recruitment of a skilled workforce and key employees; and ability to identify and complete acquisitions. These risks and uncertainties may cause our actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by any forward-looking statements. When relying on our forward-looking statements to make decisions, investors and others should carefully consider the foregoing factors and other uncertainties and potential events.

Copies of our Canadian public filings are available through www.tescocorp.com and on SEDAR at www.sedar.com. Our U.S. public filings are available at www.sec.gov and through www.tescocorp.com.

The risks included here are not exhaustive. Refer to "Part I, Item 1A - Risk Factors" in our Annual Report on Form 10-K filed for the year ended December 31, 2015 for further discussion regarding our exposure to risks. Additionally, new risk factors emerge from time to time and it is not possible for us to predict all such factors, nor to assess the impact such factors might have on our business or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.

TESCO CORPORATION
Condensed Consolidated Statements of Income
(in millions, except per share information)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
	(Unaudited)
Revenue	$33.6	$74.5	$69.0	$166.1
Operating expenses
Cost of sales and services	43.7	76.7	90.5	160.0
Selling, general and administrative	7.7	9.4	14.0	20.6
Long-lived asset impairments	—	—	35.5	—
Research and engineering	1.4	2.1	3.0	4.9
	52.8	88.2	143.0	185.5
Operating loss	-19.2	-13.7	-74.0	-19.4
Interest expense (income), net	-0.2	0.3	0.2	0.5
Foreign exchange loss	—	1.4	1.2	4.6
Other expense (income)	0.1	-0.1	—	-0.4
Loss before income taxes	-19.1	-15.3	-75.4	-24.1
Income tax provision (benefit)	-0.2	12.2	0.3	11.6
Net loss	$-18.9	$-27.5	$-75.7	$-35.7
Loss per share:
Basic	$-0.47	$-0.71	$-1.90	$-0.92
Diluted	$-0.47	$-0.71	$-1.90	$-0.92
Dividends per share:
Basic	$—	$0.05	$—	$0.10
Weighted average number of shares:
Basic	40.4	39.0	39.8	39.0
Diluted	40.4	39.0	39.8	39.0

TESCO CORPORATION
Condensed Consolidated Balance Sheets
(in millions)

	June 30, 2016	December 31, 2015
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$97.5	$51.5
Accounts receivable trade, net	39.3	64.3
Inventories, net	88.7	95.5
Other current assets	19.4	25.2
Total current assets	244.9	236.5
Property, plant and equipment, net	129.9	177.7
Other assets	5.0	7.5
Total assets	$379.8	$421.7
Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	10.6	14.3
Accrued and other current liabilities	17.4	27.2
Income taxes payable	0.8	1.4
Total current liabilities	28.8	42.9
Other liabilities	2.1	2.2
Deferred income taxes	0.9	1.6
Shareholders' equity	348.0	375.0
Total liabilities and shareholders’ equity	$379.8	$421.7

TESCO CORPORATION
Consolidated Statement of Cash Flows
(in millions)

	Six Months Ended June 30,
	2016	2015
	(Unaudited)
Operating Activities
Net loss	$-75.7	$-35.7
Adjustments to reconcile net loss to cash provided by (used in) operating activities:
Depreciation and amortization	15.2	19.7
Stock compensation expense	2.1	2.1
Bad debt expense	0.6	0.1
Deferred income taxes	-0.3	7.1
Amortization of financial items	0.3	0.2
Gain (loss) on sale of operating assets	-0.4	-0.7
Long-lived asset impairments	35.5	—
Changes in the fair value of contingent earn-out obligations	-0.1	-0.4
Changes in operating assets and liabilities:
Accounts receivable trade, net	24.6	40.8
Inventories, net	6.7	-3.3
Prepaid and other current assets	4.3	2.9
Accounts payable and accrued liabilities	-14.8	-26.5
Income taxes recoverable	0.9	-7.8
Other noncurrent assets and liabilities, net	-0.2	3.2
Net cash provided by (used in) operating activities	-1.3	1.7
Investing Activities
Additions to property, plant and equipment	-1.9	-10.2
Proceeds on sale of operating assets	2.5	0.7
Other, net	—	1.8
Net cash provided by (used in) investing activities	0.6	-7.7
Financing Activities
Proceeds from exercise of stock options	—	0.1
Dividend distribution	—	-3.9
Proceeds from stock issuance	47.0	—
Stock issuance costs	-0.3	—
Net cash provided by (used in) financing activities	46.7	-3.8
Change in cash and cash equivalents	46.0	-9.8
Cash and cash equivalents, beginning of period	51.5	72.5
Cash and cash equivalents, end of period	$97.5	$62.7
Supplemental cash flow information
Cash payments for interest	$0.2	$0.3
Cash payments for income taxes, net of refunds	0.9	12.8
Property, plant and equipment accrued in accounts payable	1.3	2.6

TESCO CORPORATION
Segment Results
(in millions, except per share information)

	Three Months Ended June 30,		Three Months Ended March 31,	Six Months Ended June 30, 2016
	2016	2015	2016	2016	2015
Segment revenue	(Unaudited)		(Unaudited)	(Unaudited)
Products
Sales	$8.4	$13.7	$4.2	$12.6	$31.5
Rental services	5.9	17.8	6.6	12.5	37.7
After-market sales and service	6.3	10.0	5.8	12.1	22.2
	20.6	41.5	16.6	37.2	91.4
Tubular Services
Land	7.8	23.5	10.8	18.6	54.1
Offshore	4.4	8.7	7.4	11.8	18.6
CDS, Parts & Accessories	0.8	0.8	0.7	1.4	2.0
	13.0	33.0	18.9	31.8	74.7

Consolidated revenue	$33.6	$74.5	$35.5	$69.0	$166.1

Segment operating income (loss):
Products	$-2.7	$-2.8	$-39.2	$-41.9	$1.7
Tubular Services	-9.3	-2.8	-6.0	-15.3	-0.8
Research and Engineering	-1.4	-2.1	-1.6	-3.0	-4.9
Corporate and Other	-5.8	-6.0	-8.0	-13.8	-15.4
Operating loss	$-19.2	$-13.7	$-54.8	$-74.0	$-19.4

U.S. GAAP consolidated net loss	$-18.9	$-27.5	$-56.8	$-75.7	$-35.7
U.S. GAAP loss per share (diluted)	$-0.47	$-0.71	$-1.45	$-1.90	$-0.92

Adjusted EBITDA(a) (as defined)	$-7.5	$1.9	$-7.7	$-15.2	$11.5
________________________

(a)	See explanation of Non-GAAP measure below.

Non-GAAP Measures

Our management reports our financial statements in accordance with United States Generally Accepted Accounting Principles ("U.S. GAAP") but evaluates our performance based on non-GAAP measures as defined under the SEC's Regulation G. These measures may not be comparable to similarly titled measures employed by other companies and is not a measure of performance calculated in accordance with GAAP. Non-GAAP measures should not be considered in isolation or as substitutes for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP.

 Our management uses Non-GAAP measures:

•	to assess the performance of the Company’s operations;

•	as a method used to evaluate potential acquisitions;

•	in presentations to our Board of Directors to enable them to have the same consistent measurement basis of operating performance used by management; and

•	in communications with investors, analysts, lenders, and others concerning our financial performance.

TESCO CORPORATION
Non-GAAP Measure - Adjusted EBITDA (1)
 (in millions)

	Three Months Ended June 30,		Three Months Ended March 31,	Six Months Ended June 30,
	2016	2015	2016	2016	2015
Net loss under U.S. GAAP	$-18.9	$-27.5	$-56.8	$-75.7	$-35.7
Income tax expense (benefit)	-0.2	12.2	0.5	0.3	11.6
Depreciation and amortization	7.2	9.6	8.0	15.2	19.7
Interest expense	0.2	0.4	0.5	0.7	0.6
Stock compensation expense-non-cash	1.0	1.1	1.1	2.1	2.1
Severance & restructuring charges	2.9	3.0	3.0	5.9	5.6
Bad debt from certain accounts	—	0.4	0.3	0.3	0.4
Foreign exchange loss	—	1.4	1.2	1.2	4.6
Asset sale reserves	-0.7	—	-2.3	-3.0	—
Warranty & legal reserves	0.7	1.3	—	0.7	1.3
Inventory reserves	0.2	—	1.1	1.3	—
Long-lived asset impairments	—	—	35.5	35.5	—
Credit facility costs	0.1	—	0.2	0.3	—
Financial revision costs	—	—	—	—	1.3
Adjusted EBITDA	$-7.5	$1.9	$-7.7	$-15.2	$11.5

(1)
Adjusted EBITDA consists of earnings (net income or loss) attributable to Tesco before interest expense, income tax expense (benefit), depreciation and amortization, severance and restructuring charges, foreign exchange gains or losses, noted income or charges from certain accounts, non-cash stock compensation, non-cash impairments and other non-cash items. Adjusted EBITDA is used by management to assess compliance with financial ratios and covenants included in our credit agreement.

We believe Adjusted EBITDA is useful to an investor in evaluating our operating performance because:

•
it is widely used by investors in our industry to measure a company's operating performance without regard to items such as interest expense, income tax expense (benefit), depreciation and amortization, which can vary substantially from company to company depending upon accounting methods and book value of assets, severance and restructuring charges, financing methods, capital structure and the method by which assets were acquired;

•
it helps investors more meaningfully evaluate and compare the results of our operations from period to period by removing the impact of our capital structure (primarily interest), merger and acquisition transactions (primarily gains/losses on sale of a business), and asset base (primarily depreciation and amortization) and actions that do not affect liquidity (stock compensation expense and non-cash impairments) from our operating results; and

•
it helps investors identify items that are within our operational control. Depreciation and amortization charges, while a component of operating income, are fixed at the time of the asset purchase in accordance with the depreciable lives of the related asset and as such are not a directly controllable period operating charge.

TESCO CORPORATION
Reconciliation of GAAP Net Income (Loss) to Adjusted Net Income (Loss) (2)
 (in millions. except earnings per share data)

	Three Months Ended June 30,		Three Months Ended March 31,	Six Months Ended June 30,
	2016	2015	2016	2016	2015
Net loss under U.S. GAAP	$-18.9	$-27.5	$-56.8	$-75.7	$-35.7
Severance & restructuring charges	2.6	2.2	3.0	5.6	4.0
Bad debt on certain accounts	—	0.3	0.3	0.3	0.3
Certain foreign exchange losses	0.2	0.7	1.1	1.3	3.1
Asset sale reserves	-0.7	—	-2.3	-3.0	—
Warranty & legal reserves	0.7	1.0	—	0.7	1.0
Inventory reserves	0.2	—	1.1	1.3	—
Long-lived asset impairments	—	—	35.5	35.5	—
Credit facility costs	0.1	—	0.2	0.3	—
Financial revision costs	—	—	—	—	0.8
Certain tax-related charges	—	15.3	—	—	15.3
Adjusted net loss	$-15.8	$-8.0	$-17.9	$-33.7	$-11.2

Diluted loss per share under U.S. GAAP	$-0.47	$-0.71	$-1.45	$-1.90	$-0.92
Severance & restructuring charges	0.07	0.06	0.07	0.14	0.10
Bad debt on certain accounts	—	0.01	0.01	0.01	0.01
Certain foreign exchange losses	—	0.01	0.03	0.03	0.08
Asset sale reserves	-0.01	—	-0.06	-0.08	—
Warranty & legal reserves	0.02	0.03	—	0.02	0.03
Inventory reserves	—	—	0.03	0.03	—
Long-lived asset impairments	—	—	0.90	0.89	—
Credit facility costs	—	—	0.01	0.01	—
Financial revision costs	—	—	—	—	0.02
Certain tax-related charges	—	0.39	—	—	0.39
Adjusted diluted loss per share	$-0.39	$-0.21	$-0.46	$-0.85	$-0.29

(2)
Adjusted net income (loss) is a non-GAAP measure comprised of net income attributable to Tesco excluding the impact of severance and restructuring charges, non-cash impairments, noted income or charges from certain accounts and certain tax-related charges.

We believe adjusted net income (loss) is useful to an investor in evaluating our operating performance because:

•	it is a consistent measure of the underlying results of the Company’s business by excluding items that could mask the Company's operating performance;

•
it is widely used by investors in our industry to measure a company's operating performance, especially when comparing those results with previous and subsequent periods or forecasting performance for future periods, primarily because management views the excluding items to be outside of the Company's normal operating results; and

•	it helps investors identify and analyze underlying trends in the business.

TESCO CORPORATION
Non-GAAP Measure - Adjusted Operating Income (Loss)(3)
 (in millions)

	Three Months Ended June 30, 2016
	Products	Tubular Services	Research & Engineering	Corporate & Other	Total
Operating loss under U.S. GAAP	$-2.7	-9.3	-1.4	$-5.8	$-19.2
Severance & restructuring charges	0.8	2.0	0.1	—	2.9
Warranty and legal reserves	—	0.7	—	—	0.7
Asset sale reserves	-0.6	-0.1	—	—	-0.7
Inventory reserves	0.1	0.1	—	—	0.2
Credit facility costs	—	—	—	0.1	0.1
Adjusted operating loss	$-2.4	$-6.6	$-1.3	$-5.7	$-16.0

	Three Months Ended June 30, 2015
	Products	Tubular Services	Research & Engineering	Corporate & Other	Total
Operating loss under U.S. GAAP	$-2.8	$-2.8	$-2.1	$-6.0	$-13.7
Severance & restructuring charges	1.8	1.1	—	0.1	3.0
Bad debt on certain accounts	0.4	—	—	—	0.4
Warranty & legal reserves	1.3	—	—	—	1.3
Adjusted operating income (loss)	$0.7	$-1.7	$-2.1	$-5.9	$-9.0

	Three Months Ended March 31, 2016
	Products	Tubular Services	Research & Engineering	Corporate & Other	Total
Operating loss under U.S. GAAP	$-39.2	$-6.0	$-1.6	$-8.0	$-54.8
Severance & restructuring charges	0.6	2.3	-0.1	0.2	3.0
Bad debt on certain accounts	0.3	—	—	—	0.3
Asset sale reserves	-0.2	-2.1	—	—	-2.3
Inventory reserves	0.9	0.2	—	—	1.1
Long-lived asset impairments	33.6	—	—	1.9	35.5
Adjusted operating loss	$-4.0	$-5.6	$-1.7	$-5.9	$-17.2

	Six Months Ended June 30, 2016
	Products	Tubular Services	Research & Engineering	Corporate & Other	Total
Operating loss under U.S. GAAP	$-41.9	$-15.3	$-3.0	$-13.8	$-74.0
Severance & restructuring charges	1.4	4.3	—	0.2	5.9
Bad debt on certain accounts	0.3	—	—	—	0.3
Asset sale reserves	-0.8	-2.2	—	—	-3.0
Warranty & legal reserves	—	0.7	—	—	0.7
Inventory reserves	1.0	0.3	—	—	1.3
Long-lived asset impairments	33.6	—	—	1.9	35.5
Credit facility costs	—	—	—	0.1	0.1
Adjusted operating loss	$-6.4	$-12.2	$-3.0	$-11.6	$-33.2

	Six Months Ended June 30, 2015
	Products	Tubular Services	Research & Engineering	Corporate & Other	Total
Operating income (loss) under U.S. GAAP	$1.7	$-0.8	$-4.9	$-15.4	$-19.4
Severance & restructuring charges	3.2	2.0	—	0.4	5.6
Bad debt on certain accounts	0.4	—	—	—	0.4
Warranty & legal reserves	1.3	—	—	—	1.3
Financial revision costs	—	—	—	1.3	1.3
Adjusted operating income (loss)	$6.6	$1.2	$-4.9	$-13.7	$-10.8

(3)
Adjusted operating income (loss) is a non-GAAP measure comprised of operating income (loss) attributable to Tesco excluding the impact of severance and restructuring charges, non-cash impairments and noted income or charges from certain accounts. Management uses adjusted operating income (loss) as a measure of the performance of the Company’s operations.

We believe adjusted operating income (loss) is useful to an investor in evaluating our operating performance because:

•	it is a consistent measure of the underlying results of the Company’s business by excluding items that could mask the Company's operating performance;

•
it is widely used by investors in our industry to measure a company's operating performance, especially when comparing those results with previous and subsequent periods or forecasting performance for future periods, primarily because management views the excluding items to be outside of the Company's normal operating results; and

•	it helps investors identify and analyze underlying trends in the business.

TESCO CORPORATION
Non-GAAP Measure - Free Cash Flow(4)
 (in millions)

	Three Months Ended June 30, 2016	Six Months Ended June 30, 2016
Net cash used in operating activities	$-3.4	$-1.3
Capital expenditures	-1.1	-1.9
Proceeds on asset sales	1.5	2.5
Free cash flow	-3.0	-0.7
Severance & restructuring payments	-2.9	-6.6
Adjusted free cash flow	$-0.1	$5.9

(4)
Free cash flow is a non-GAAP measure comprised of cash flow from operations, capital expenditures and proceeds on asset sales. Adjusted free cash flow excludes the impact of severance and restructuring payments.

We believe free cash flow is useful to an investor in evaluating our operating performance because:

•	it measures the Company's ability to generate cash;

•	it is widely used by investors in our industry to measure a company's cash flow performance; and

•	it helps investors identify and analyze underlying trends in the business.